Exhibit (a)(5)(B)(2)
N E W S   R E L E A S E
FOR IMMEDIATE RELEASE
CryoLife Media Contacts:
D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355
Chris Mittendorf
Edelman
Phone: 212-704-8134
Cardiogenesis Media Contact:
Paul J. McCormick
Executive Chairman
Phone: 949-420-1827
CryoLife Commences Tender Offer for All Outstanding Shares of
Cardiogenesis Corporation
ATLANTA and IRVINE, CA. (April 5, 2011) — CryoLife, Inc. (NYSE:CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it, through its wholly-owned subsidiary CL Falcon, Inc., has commenced a cash tender offer for all outstanding shares of Cardiogenesis Corporation (OTCQB: CGCP) common stock.
     The tender offer is being made pursuant to the previously announced definitive Agreement and Plan of Merger dated March 28, 2011. Subject to the terms and conditions of the tender offer, Cardiogenesis stockholders who validly tender their shares may elect to receive, for each share of Cardiogenesis common stock they tender in the tender offer, $0.457 in cash, without interest and less any required withholding taxes. The Board of Directors of Cardiogenesis has unanimously determined that the tender offer and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Cardiogenesis shareholders, and has unanimously recommended that Cardiogenesis stockholders tender their shares into the tender offer.
1655 Roberts Boulevard, NW • Kennesaw, Georgia 30144
(770) 419-3355 Phone • (770) 426-0031 Fax • e-mail: info@cryolife.com
http://www.cryolife.com

     The tender offer is scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on the evening of May 2, 2011, unless extended. The tender offer is not subject to a financing condition and is subject to certain conditions described in the tender offer statement that will be filed today with the U.S. Securities and Exchange Commission, a copy of which will be mailed to Cardiogenesis stockholders, including the requirement that there shall have been validly tendered and not withdrawn a number of Cardiogenesis shares that, together with the shares, if any, owned by CryoLife or any of its subsidiaries, represent at least a majority of the outstanding Cardiogenesis shares on a fully diluted basis.
     Any Cardiogenesis stockholders who have not sold their shares in the tender offer will have certain dissenters’ rights with respect to the merger under the applicable provisions of the California Corporations Code, if those rights are perfected.
     If over 83.5 percent of the outstanding shares of Cardiogenesis are tendered in the tender offer, CryoLife expects to exercise a “top up” option and close on the short-form merger approximately 10 days thereafter. If at least a majority, but less than 83.5 percent, of the outstanding shares of Cardiogenesis are tendered in the tender offer, CryoLife will purchase up to 49.9 percent of Cardiogenesis’ shares in the tender offer, and Cardiogenesis will hold a special meeting of Cardiogenesis shareholders as soon as practical after the completion of the tender offer to vote on the proposed merger. If more than 50 percent of the outstanding shares of Cardiogenesis, including those shares acquired by CryoLife in the tender offer, vote in favor of the merger, CryoLife and Cardiogenesis will move to complete the merger as soon as possible after the special meeting of Cardiogenesis shareholders.
     A more detailed description of the Cardiogenesis Board of Directors’ recommendation can be found in the Solicitation/Recommendation Statement on Schedule 14D-9 prepared by Cardiogenesis, which will be mailed to Cardiogenesis stockholders and which will be filed with the Securities and Exchange Commission (SEC) today, April 5, 2011. Additionally, CryoLife and CL Falcon, Inc. are filing with the SEC today a tender offer statement on Schedule TO, including an Offer to Purchase, Letter of Transmittal and other related materials setting forth in detail the terms of the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available from Georgeson Inc., the information agent for the tender offer at 800-676-0098 (Toll Free). Banks and brokers are asked to call 212-440-9800. Computershare Inc. is acting as depositary for the tender offer.
About CryoLife
     Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus

Arteriosus, and Pulmonary Atresia. CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch. CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections. CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical. CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community.
     For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.
About Cardiogenesis Corporation
     Cardiogenesis specializes in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. Its market leading YAG laser system and single use fiber-optic delivery systems are used to perform an FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
     For more information on Cardiogenesis and its products, please visit its website at www.cardiogenesis.com.
Forward Looking Statements
     Statements made in this press release that look forward in time or that express CryoLife’s management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the implied expectation that the cash tender offer will be completed and that CryoLife and Cardiogenesis will be able to successfully complete the merger discussed above. CryoLife may be unsuccessful in its efforts to acquire a majority ownership stake in Cardiogenesis and factors beyond the control of CryoLife may delay or prevent the occurrence of a successful tender offer and merger. Risks and uncertainties related to the transaction with Cardiogenesis include uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of the Cardiogenesis shareholders will tender their stock in the offer, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit or delay the transaction, and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities. As such, the transaction may not be completed in the anticipated time period, if at all. Forward-looking statements in this press release should be evaluated together with the risk factors detailed in CryoLife’s Securities and Exchange Commission filings, including its Form 10-K filing for the year ended December 31, 2010, and CryoLife’s other SEC filings. CryoLife does not undertake to update its forward-looking statements.

Notice to Investors
     This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Cardiogenesis Corporation’s common stock is being made pursuant to an offer to purchase and related materials that CryoLife, Inc. intends to file with the Securities and Exchange Commission. CryoLife, Inc. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter Cardiogenesis Corporation will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of Cardiogenesis Corporation. In addition, all of these materials (and all other materials filed by CryoLife, Inc. or Cardiogenesis Corporation with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by CryoLife, Inc. by Suzanne K. Gabbert at 1655 Roberts Blvd., NW, Kennesaw, GA 30144, telephone number 770-419-3355. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Cardiogenesis by contacting Cardiogenesis Corporation Investor Relations at 11 Musick, Irvine, CA, 92618, telephone number (949) 420-1827, or IR@Cardiogenesis.com.
Additional Information about the Merger and Where to Find It
     In connection with the potential merger, Cardiogenesis Corporation will file a proxy statement with the Securities and Exchange Commission. Additionally, Cardiogenesis Corporation will file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of Cardiogenesis Corporation by CryoLife, Inc. pursuant to the terms of an Agreement and Plan of Merger by and among Cardiogenesis Corporation, CryoLife, Inc., a Florida corporation, and CL Falcon, Inc. a wholly-owned subsidiary of CryoLife, Inc. The materials to be filed by Cardiogenesis Corporation with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s website at www.sec.gov. Investors and stockholders also may obtain free copies of the proxy statement from Cardiogenesis Corporation by contacting Cardiogenesis Corporation Investor Relations at 11 Musick, Irvine, CA, 92618, telephone number (949) 420-1827 or IR@Cardiogenesis.com. Investors and security holders of Cardiogenesis Corporation are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.
     Cardiogenesis Corporation and its respective directors, executive officers and other members of their management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of Cardiogenesis Corporation stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Cardiogenesis’ executive officers and directors in the solicitation by reading Cardiogenesis Corporation’s proxy statement for its 2010 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the proxy statement and other relevant materials which may be filed with the Securities and Exchange Commission in connection with the merger when and if they become available. Information concerning the interests of Cardiogenesis Corporation’s participants in the solicitation, which may, in some cases, be different from those of Cardiogenesis Corporation’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. Additional information regarding Cardiogenesis Corporation’s directors and executive officers is also included in Cardiogenesis Corporation’s proxy statement for its 2010 annual meeting of stockholders.
SOURCE CryoLife, Inc.